Exhibit 10.72

SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the “Agreement”) dated as of July 1, 2006, is by and between Bulldog Technologies, Inc. (“Company”) and John M. Cockburn (“Cockburn”).

BACKGROUND

WHEREAS, Company and Cockburn wish to terminate the written employment agreement (the “Employment Agreement”) dated December 24,2003, as amended on May 1, 2004 and August 1, 2004, and to compromise and settle any and all claims between themselves with respect to the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, and for other good and valuable consideration, Company and Cockburn hereby agree as follows:

1.     Pursuant the Employment Agreement, Cockburn was employed by Company for the period December 24, 2003 through June 30, 2006 as the Chairman and Chief Executive Officer.

2.     Effective as of June 5, 2006, Cockburn resigned as Chief Executive Officer and effective as of  June 30,2006 (collectively, the “Termination Dates”), Cockburn resigned as the President of the Company, and released Company from any and all obligations under the Employment Agreement or otherwise subject to the terms set forth herein.

3.    Cockburn hereby acknowledges that he has been paid his wages through the Termination Date.

4.    In consideration for Cockburn signing this Settlement  Agreement and Release of All Claims (hereinafter the “Agreement”), and otherwise waiving any and all claims to presently due and/or future compensation, wages, leave, personal or sick days, bonuses or like benefit from the Company pursuant to the terms of the Employment Agreement, and agreeing to the releases set forth herein, and affirming the terms of any and all existing confidentiality, non-solicitation, intellectual property, and/or non-compete agreement(s) with Company, which agreement(s) survive and are not modified by this Agreement, Company agrees to pay to Cockburn a sum of $10,500 per month for a period of four (4) months, commencing July 1, 2006 and ending October 31, 2006, payable at the end of the respective month.

5.    Cockburn understands and agrees that he would not receive the benefits specified in Paragraph 4 above except for his execution of this Agreement and full compliance with its terms and his continued compliance with any and all existing confidentiality, non-solicitation, intellectual property, and/or non-compete agreements with Company. Cockburn further understands and agrees that he would not receive the benefits specified in Paragraph 4 above if Cockburn is found to have committed fraud in his capacity as an employee.

6.    Cockburn, on his own behalf, and on behalf of his heirs, executors, administrators, successors, and assigns, hereby releases Company, its directors, officers, employees, agents and/or affiliated and subsidiary corporation and entities and their directors, officers and employees, from all claims of whatever nature, whether known or unknown, which he now has, or in the future may have, against Company arising out of his employment with, or separation from employment with, Company, or arising out of the events or actions which resulted in his separation from employment. In this paragraph, the word “claims” includes, but is not limited to, claims for race, sex, religious, national origin, disability or marital status or other forms of prohibited discrimination, or claims arising under any provision of Title VII of the Civil Rights Act of 1964, The National Labor Relations Act, Sections 1981 through 1988 Title 42 of the United States Code, The Employee Retirement Income Security Act of 1974, The Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, or any other Federal, State, City or local employment or pursuant to contract (express or implied, oral or written), tort or common law.

7.             Company, as RELEASOR, does hereby fully, finally and unconditionally release and forever discharge Cockburn, its former, present, and future members, managers, officers, employees, representatives, shareholders, directors, agents, predecessors, former and present subsidiaries, parent entities, affiliates, divisions, licensees, receivers, distributors, successors and assigns, heirs, executors, administrators, attorneys, associates, and anyone affiliated with or acting on behalf of any of them (collectively, the “RELEASED PARTIES”)  from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the RELEASED PARTIES, the RELEASOR, RELEASOR’S attorneys, associates, agents, successors, assigns, heirs, parent or subsidiary corporations, and anyone affiliated with or acting on behalf of any of them, ever had, now have or hereafter can, shall or may have, from the beginning of the world to the day of the date of this Agreement. PROVIDED HOWEVER, that nothing in Paragraph 7 shall be construed to limit Company’s right to file any charge, complaint, or action on its own behalf and/or participate in any charge, complaint, or action which may be made by any other person or organization on its behalf before any federal, state, or local court or administrative agency against Cockburn for claims arising out of fraud.

8.             Cockburn, as RELEASOR, does hereby fully, finally and unconditionally release and forever discharge Company, its members, managers, officers, employees, representatives, shareholders, directors, agents, predecessors, former and present subsidiaries, parent entities, affiliates, divisions, licensees, receivers, distributors, successors and assigns, heirs, executors, administrators, attorneys, associates, and anyone affiliated with or acting on behalf of any of them (collectively, the “RELEASED PARTIES”)  from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the RELEASED PARTIES, the RELEASOR, RELEASOR’S attorneys, associates, agents, successors, assigns, heirs, parent or subsidiary corporations, and anyone affiliated with or acting on behalf of any of them, ever had, now have or hereafter can, shall or may have, from the beginning of the world to the day of the date of this Agreement.

9.             Unless compelled by subpoena, Cockburn agrees not to disclose any information regarding the existence or substance of this Agreement, except to his spouse, or an attorney or accountant with whom he chooses to consult regarding his consideration of this Agreement. Cockburn also agrees to keep confidential all proprietary and business information which he was provided access to in relation to his employment at Company or his relationships with Company, including, but not limited to, customer information, financial information, training methods, personnel information about other employees, and/or any information regarding the manner of business and operations of Company. Cockburn further agrees:

a) To refrain from making any disparaging or derogatory comments or statements, whether written or oral, about Company, its customers, employees or owners;

b) To not discuss with anyone any facts relating to any claim Cockburn has asserted or could have asserted against Company; and

Failure by Cockburn to abide by these terms constitutes a material breach of this Agreement and entitles Company to rescind this Agreement, recoup any and all material benefit afforded to Cockburn thereby, and recover the costs and expenses, including legal fees, incurred in connection with the enforcement of Company’s rights under this Agreement.

10. This Agreement shall be governed and conformed in accordance with the laws of the province of British Columbia, Canada without regard to its conflict of laws provision. Should any provision of the Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. Should the general release language be null and void, this Agreement will become null and void and Cockburn will return all moneys paid under this Agreement.

11. This Agreement sets forth the entire agreement between the parties, and fully supersedes any prior contracts, agreements, or understanding between the parties with the exception of any and all confidentiality, non-solicitation, intellectual property, and/or non-compete agreements previously executed by the parties hereto, which shall remain in full force and effect. Cockburn acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement. This Agreement may not be modified, altered or changed except upon express, written consent of both Parties and the agreement must reference this Agreement.

12. Cockburn acknowledges that he has been afforded a reasonable amount of time to consider this Agreement and has been advised to consult with an attorney prior to its execution. By signing this Agreement, Cockburn acknowledges that he has read this document and fully understands its contents. Having elected to execute this Agreement, to fulfill the promises set forth herein, and to receive the benefits set forth in Paragraph 4, Cockburn freely and knowingly, and after due consideration, enters into this Agreement intending to waive, settle and release any and all claims he has or might have against Company relating to his employment or otherwise.

IN WITNESS WHEREOF, the parties knowingly and voluntarily executed this Agreement as of the date first set forth above:

AGREED AND ACCEPTED:

/s/ John M. Cockburn
John M. Cockburn

Bulldog Technologies, Inc.

By:	/s/ Paul G. Harrington
Paul G. Harrington
President and CEO

Witness:	/s/ Heather Thomas